Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828

kentringer@caseycomm.com

January 27, 2011

Cass Information Systems, Inc. Completes Record-Setting 2010;

Posts Annual Earnings of $ 20.3 Million, 26% Higher Than 2009

Declares Regular Quarterly Cash Dividend

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, utility and telecom invoice payment and information services reports that it earned $2.15 per diluted share for the year ended Dec. 31, 2010, a 24% increase over the $1.73 per diluted share earned in 2009. Total net income for 2010 was a record-setting $20.3 million, a 26% increase over the $16.1 million earned in 2009.

	4th Quarter		% Change	YTD		% Change
	2010	2009		2010	2009
Transportation Dollar Volume	$4.5 billion	$3.7 billion	20.9%	$17.0 billion	$14.0 billion	20.8%
Utility Dollar Volume	$2.5 billion	$2.4 billion	6.7%	$10.5 billion	$9.7 billion	8.2%
Revenues	$25.0 million	$22.5 million	11.1%	$96.2 million	$87.9 million	9.4%
Net Income	$5.1 million	$4.2 million	20.2%	$20.3 million	$16.1 million	25.9%
Diluted Earnings per Share	$.54	$.46	17.4%	$2.15	$1.73	24.3%

2010 4th Quarter Recap

The company ended 2010 reporting fourth quarter earnings of $.54 per diluted share, a 17% increase over the $.46 per diluted share it earned in the fourth quarter of 2009. Net income for the period was $5.1 million, or 20% higher than the $4.2 million recorded in the final quarter of 2009.

Fueling earnings growth was increased activity from both base and new customers which helped transportation transaction dollar volume surge more than 20%. Utility transaction dollar volume was up a solid 7%. Overall, revenues for the quarter grew to $25.0 million, an 11% increase over the $22.5 million generated in the year-earlier period.

Net investment income increased $1,253,000 or 14% due to growth of the company’s loan portfolio.

Operating expenses were up 7%, or $1,207,000, primarily in response to the increase in business volume as well as higher professional fees as the company invests for future growth.

2010 Revenues Also Set Record, Up 9%

Revenues for the year ended December 31, 2010 also set an all-time high, $96. 2 million and were 9% higher than 2009 revenues of $87.9 million.

Comparatively, operating expenses for the year were up only 3% or $1,899,000, again primarily in response to increases in business volume.

“A company-wide focus on finding new ways to operate our businesses as efficiently as possible served us well during the 2008-09 recession and continued to benefit us in 2010 as economic conditions gradually improved and the earnings potential of our invoice processing units and bank subsidiary was more fully realized,” said Eric H. Brunngraber, Cass president and chief executive officer. “The performance of the company in 2010 affirms our faith in our core strategies and in the ability of our businesses to successfully compete over the long-term.”

Cash Dividend Declared

On January 24, 2011 the company’s board of directors declared a first quarter dividend of $.16 per share payable March 15, 2011 to shareholders of record March 4, 2011. Cass has continuously paid regularly scheduled cash dividends since 1934.

About Cass Information Systems

Cass Information Systems is the leading provider of transportation, utility and telecom invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses over $27 billion annually on behalf of customers from processing centers in St. Louis, Mo., Columbus, Ohio, Boston, Mass., Greenville, S.C. and Wellington, Kansas. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry. Cass is part of the Russell 2000® Index.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2009.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended December 31, 2010 and 2009.

	Quarter Ended 12/31/10	Quarter Ended 12/31/09	Year Ended 12/31/10	Year Ended 12/31/09
Transportation Invoice Volume	6,668	6,064	26,287	23,137
Transportation Dollar Volume	$4,468,924	$3,695,409	$16,966,003	$14,047,342
Utility Transaction Volume	3,086	2,926	12,247	11,482
Utility Dollar Volume	$2,521,812	$2,364,261	$10,460,333	$9,670,109

Payment and Processing Fees	$14,010	$12,383	$54,183	$48,665
Net Investment Income	10,447	9,194	40,071	36,681
Gain on Sale of Securities	—	495	—	697
Other	542	426	1,963	1,876

Total Revenues	$24,999	$22,498	$96,217	$87,919

Salaries and Benefits	$13,169	$12,852	$51,368	$50,614
Occupancy	644	599	2,485	2,396
Equipment	860	839	3,561	3,348
Other	3,466	2,642	10,870	10,027

Total Operating Expenses	$18,139	$16,932	$68,284	$66,385

Income from Operations before Income Taxes	$6,860	$5,566	$27,933	$21,534
Provision for Income Taxes	1,779	1,339	7,623	5,405

Net Income	$5,081	$4,227	$20,310	$16,129

Basic Earnings per Share	$.55	$.46	$2.18	$1.76

Diluted Earnings per Share	$.54	$.46	$2.15	$1.73

Average Earning Assets	$1,135,125	$1,002,981	$1,060,558	$894,951
Net Interest Margin	4.47%	4.46%	4.61%	4.79%
Allowance for Loan Losses to Loans	1.68%	1.29%	1.68%	1.29%
Non-performing Loans to Total Loans	.08%	.25%	.08%	.25%

Net Loan (Recoveries)/ Charge-offs to Loans	—	(.02)%	.07%	.03%

Provision for Loan Losses	$1,100	$950	$4,100	$2,050